POWER OF ATTORNEY
Know all by these presents that the undersigned does hereby make, constitute and appoint each of A. Brent King, James D. Hope and George Hearn, or any one of them, as a true and lawful attorney-in-fact and agent of the undersigned, with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the individual capacity of the undersigned), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the ownership of the undersigned or transactions in securities of Performance Food Group Company (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto), and (ii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the ownership of the undersigned or transactions in securities of Performance Food Group Company, unless earlier revoked in writing. The undersigned acknowledges that A. Brent King, James D. Hope and George Hearn are not assuming any of the responsibilities of the undersigned to comply with Section 16 of the Securities Exchange Act of 1934.

By: /s/ Laura J. Flanagan
Name: Laura J. Flanagan


Date:	September 1, 2021